Exhibit 10.21

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made, entered into, and effective as of December 5, 2003 (the “Resignation Date”), by and between Apogee Enterprises, Inc. (the “Company”), a Minnesota corporation, and Joseph T. Deckman (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to an Employment Agreement (the “Employment Agreement”) effective as of July 16, 2002, a copy of which is attached hereto as Exhibit A and by this reference incorporated herein;

WHEREAS, prior to the Resignation Date, pursuant to the Employment Agreement, Executive was employed as an Executive Vice President of the Company and as President of Harmon Glass Company (“Harmon”), a wholly-owned subsidiary of the Company;

WHEREAS, effective on the Resignation Date, Executive resigned as an employee of the Company and Harmon, and from any and all offices of the Company, and any other position, office, or directorship of any other entity for which Executive was serving at the request of the Company; and

WHEREAS, the Company accepts Executive’s resignation effective as of the Resignation Date; and

WHEREAS, the Company and Executive desire to set forth the payments and benefits that Executive will be entitled to receive from the Company in connection with his resignation from employment with the Company and Harmon; and

WHEREAS, the Company and Executive wish to resolve, settle, and/or compromise certain matters, claims, and issues between them, including, without limitation, Executive’s resignation from the offices he held and from his employment with the Company and Harmon.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Executive hereby agree as follows:

1. Resignation. Executive hereby resigns, effective on the Resignation Date, his employment with the Company and its subsidiaries and related or affiliated companies, and his position as an Executive Vice President of the Company and his position as President of Harmon. Executive further resigns, effective on the Resignation Date, (a) from all offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary, or other positions he may hold with respect to arrangements or plans for, of, or relating to the Company, and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust, or other enterprise (each, an “Other Entity”) insofar as Executive is serving in the directorship, office, or position of the Other Entity at the request of the Company. The Company hereby consents to and accepts said resignations.

2. Payments and Benefits. As consideration for Executive’s promises and obligations under this Agreement, including, but not limited to, Executive’s release of any and all claims against the Company as provided in paragraph 4, the Company agrees as follows:

a. Executive’s resignation shall be considered to be a “Termination Without Cause,” as defined in Section 4.04 of the Employment Agreement, and such “Termination Without Cause” shall be treated as if it occurred following the effective date of a “Triggering Event,” as defined in Section 5.02 of the Employment Agreement. Consequently, Executive shall be entitled to receive all payments and benefits provided for in the Employment Agreement in the event of a “Termination Without Cause” following the effective date of a “Triggering Event,” except as otherwise provided for by this Agreement.

b. Section 4.04(c) of the Employment Agreement is hereby amended to read in its entirety as follows:

Provided the Employee, in accordance with the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), timely elects to continue group medical and dental insurance for himself and his dependents, the Employer shall pay the cost of such insurance directly to the applicable insurance carrier(s) for a period of eighteen (18) months following the effective date of the termination of the Employee’s employment under this Agreement. If, however, the Employee obtains employment with another employer at any time during the initial eighteen (18) month period following the effective date of the termination of his employment under this Agreement and provided the Employee becomes eligible for group medical and dental insurance for himself and his dependents, the Employer’s obligation hereunder to make payments for any and all such continuation coverage shall cease.

c. The Company shall provide Executive with a monthly car allowance, equivalent to the car allowance received by Executive as of the Resignation Date, until July 17, 2004. These payments shall be made at the same time as payments will be made to Executive under Section 4.04(a) of the Employment Agreement.

d. The Company shall provide Executive with fifty thousand dollar ($50,000.00) payment, less legally required deductions and withholdings, in lieu of any “success bonus” to which he may be entitled under the terms of his Executive Incentive Plan for Fiscal Year 2004, a copy of which is attached hereto as Exhibit B and by this reference incorporated herein, and/or any other agreements, policies, plans, or promises. This payment is made in lieu of and in complete satisfaction of any “success bonus” to which Executive may be entitled and Executive hereby waives any claim or right to any additional or other “success bonus” payment(s). This payment shall be paid in one (1) lump sum within thirty (30) days of the date Executive returns this signed Agreement to the Company; however, in no event shall this payment be made before January 2, 2004.

2

3. Confidential Information; Return of Company Property.

a. Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, or use any trade secrets or confidential business and technical information of the Company or its customers or vendors, regardless of when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing, and servicing methods and business techniques, training, service, and business manuals, promotional materials, training courses, and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory, and whether compiled by the Company and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive after the Resignation Date shall constitute a misappropriation of the Company’s trade secrets.

b. Executive agrees to return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 3.a of this paragraph 3. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees, and other expenses incurred in searching for, taking, removing, and/or recovering such property.

4. Release by Executive.

a. Executive for himself and his dependents, successors, assigns, heirs, executors, and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remisses, and forever discharges the Company from any and all arbitrations, claims (including claims for attorney’s fees), demands, damages, suits, proceedings, actions, and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to (x) the obligations of the Company arising under this Agreement and/or the Employment Agreement and (y) Executive’s rights of indemnification by the Company, if any, pursuant to the Company’s certificate of incorporation or by-laws or any agreement between the Company and Executive), against the Company (“claims”), including but not limited to:

(i) any and all claims, directly or indirectly, arising out of or relating to: (A) Executive’s past employment or service with the Company; (B) Executive’s resignation as an Executive Vice President of the Company and as President of Harmon and any other position described in paragraph 1 of this Agreement; and (C) any federal, state, or local laws, or any contract or tort claim, whether legal or equitable, whether statutory or common law, arising from or relating to the Company’s and Harmon’s hiring

3

of Executive, Executive’s employment with the Company and Harmon, and the cessation of Executive’s employment with the Company and Harmon;

(ii) any and all claims of discrimination, including, but not limited to, claims of discrimination on the basis of sex, race, age, national origin, marital status, religion, or disability, including, specifically, but without limiting the generality of the foregoing, any claims under Title VII of the Civil Rights Act, as amended, 42 U.S.C. § 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f); the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Employee Retirement and Income Security Act, 29 U.S.C. § 1001 et seq.; and the Minnesota Human Rights Act, § 363.01 et seq.

(iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

(iv) any and all claims under or relating to any and all past and future employee compensation, employee benefit, employee severance, or employee incentive bonus plans and arrangements, all of which Executive agrees are forfeited upon his resignation; provided that he shall remain entitled to the amounts and benefits described in paragraph 2 above and the Employment Agreement.

b. Executive understands and acknowledges that the Company does not admit any violation of law, liability, or invasion of any of his rights and that any such violation, liability, or invasion is expressly denied. The consideration provided under this Agreement is in exchange for Executive’s agreements to its terms and conditions and made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Company to the extent provided in this paragraph 4. Executive further agrees and acknowledges that no representations, promises, or inducements have been made by the Company other than as appear in this Agreement.

c. Executive further understands and acknowledges that:

(i) Executive has been informed that the terms of this Agreement shall be open for acceptance and execution by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement. Executive agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. No payments or benefits will be provided pursuant to paragraph 2 until at least sixteen (16) days after Executive has returned this signed Agreement to the Company;

(ii) Executive has been informed of his right to rescind this Agreement as far as it extends to potential claims under the Minnesota Human Rights Act, § 363.01 et seq., by written notice to the Company within fifteen (15) calendar days following his execution of this Agreement. To be effective, such written notice must be delivered either by hand or by mail to Patricia A. Beithon, Apogee Enterprises, Inc., 7900 Xerxes Avenue South, Suite 1800, Minneapolis, MN 55431-1159, within the fifteen (15)-day

4

period. If a notice of rescission is delivered by mail, it must be: 1) postmarked within the fifteen (15)-day period; 2) properly addressed to Ms. Beithon, as set forth above; and 3) sent by certified mail, return receipt requested;

(iii) Executive has been informed of his right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C.§ 621 et seq., by informing the Company, through Ms. Beithon at the above referenced address, of his intent to revoke this Agreement within seven (7) calendar days following his execution of this Agreement;

(iv) It is understood that, in the event a notice of rescission by Executive is timely delivered, pursuant to the terms of paragraph 4.c of this paragraph 4, the Company may, at its discretion, either enforce the remaining provisions of this Agreement, or void the entire Agreement and require any payments made as of that date to Executive be immediately repaid by Executive to the Company; and

(v) Executive has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this paragraph 4, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily, and intending to be bound.

d. Executive will never file a lawsuit or other complaint asserting any claim that is released in this paragraph 4.

e. Executive and the Company acknowledge that his resignation is by mutual agreement between the Company and Executive, and that Executive waives and releases any claim that he has or may have to reemployment.

f. For purposes of the above provisions of this paragraph 4, the “Company” shall include its present and former predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents, accountants and counsel.

5. Disclosure.

a. Executive agrees that he will not disclose the terms of this Agreement, other than to immediate family members, to legal, financial, or tax consultants, for professional use only, and to government agencies upon proper inquiry or pursuant to subpoena or court order.

b. Executive shall take no action with respect to the Company’s common stock that is in violation of the federal securities laws.

6. Breach.

a. If Executive breaches any of the provisions of this Agreement (and in the case of a breach that is capable of being cured, fails to cure such breach within fifteen (15) days after written notice by the Company to Executive specifying the circumstances that constitute

5

such breach), then the Company may, at its sole option, immediately terminate all remaining payments and benefits described in this Agreement, and obtain reimbursement from Executive of all payments already provided pursuant to paragraph 2 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys’ fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

Notwithstanding the foregoing, the Company will not terminate pursuant to subparagraph 6.a of this paragraph 6 any benefits to which Executive is entitled under any tax-qualified retirement plan of the Company, and Executive’s rights under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 as amended, if any, will not be reduced by any action taken by the Company under paragraph 6.a of this paragraph 6.

b. Executive may challenge any Company action under paragraph 6.a above.

7. Successors and Binding Agreement.

a. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

b. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

c. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in subparagraphs (a) and (b) of this paragraph 7.

d. This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in subparagraphs a and b of this paragraph 7, no third party shall have any rights hereunder.

8. Statements to Third Parties. Because the purpose of this Agreement is to settle amicably any and all potential disputes or claims among the parties, neither Executive nor the Senior Executives of the Company shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or commenting on the character or business reputation of the other. Furthermore, Executive agrees not to make any derogatory, unfavorable, negative or disparaging statements concerning the Company and its affiliates, officers, directors, managers, employees, or agents, or its and their business affairs or performance. Executive further hereby agrees not: (a) to comment to others concerning the status, plans or prospects of the business of the Company, or (b) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the

6

Company to public disrespect, scandal, or ridicule. For purposes of this paragraph 8, the “Senior Executives of the Company” shall mean the Company’s directors and officers.

9. Notices. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company at its principal executive offices and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

11. Entire Agreement. This Agreement (including the attached Exhibits A and B) shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

12. Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Minnesota. The parties agree that any and all disputes, controversies, or claims of whatever nature arising out of or relating to this Agreement or breach thereof shall be resolved by a court of general jurisdiction in the State of Minnesota, and the parties hereby consent to the exclusive jurisdiction of such court in any action or proceeding arising under or brought to challenge, enforce, or interpret any of the terms of this Agreement.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

15. Captions and Paragraph Headings. Captions and Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

7

16. Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

APOGEE ENTERPRISES, INC.

		By:	/s/ Russell Huffer

Russell Huffer
		Its:	Chairman, Chief Executive Officer, and President

Date: December 4, 2003

Witness:	/s/ Judi Stone	/s/ Joseph T. Deckman

Joseph T. Deckman

Date: December 4, 2003		Date: December 4, 2003

8

EXHIBIT A

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective as of the 16th day of July 2002, by and between Apogee Enterprises, Inc., a Minnesota corporation (“Apogee” or the “Employer”), and Joseph T. Deckman, a Minnesota resident (the “Employee”).

WHEREAS, the Employee has heretofore been employed as Executive Vice President of Apogee;

WHEREAS, Apogee wishes to continue to employ the Employee as Executive Vice President of Apogee;

WHEREAS, Apogee also wishes to employ the Employee as President of Harmon Glass Company, a wholly owned subsidiary of Apogee (“Harmon”); and

WHEREAS, the Employee desires to be retained by Apogee as Executive Vice President and desires to be employed by Apogee as President of Harmon and to be assured of reasonable tenure and terms and conditions of employment as set forth herein;

NOW, THEREFORE, in consideration of the promises and the respective undertakings of Apogee and the Employee set forth herein, the parties hereto mutually agree as follows:

1. Employment and Term. Subject to the terms and conditions herein provided, during the term of the Employee’s employment pursuant to this Agreement, the Employer hereby agrees to employ the Employee, and the Employee hereby accepts such employment by the Employer, for a term commencing as of the date hereof and continuing until July 17, 2004, unless earlier terminated in accordance with the provisions of paragraph 4 below. Unless earlier terminated in accordance with provisions of paragraph 4 below, the Employee’s employment term pursuant to this Agreement will expire as of July 17, 2004, without further obligation of any party. By mutual agreement, however, the Employer and the Employee may elect and agree to continue the employment relationship on an at-will basis following the expiration of this Agreement.

2. Duties and Responsibilities. Apogee hereby agrees to employ the Employee as President of Harmon and to grant the Employee such power and authority normally accorded to that office. Apogee hereby agrees to employ the Employee as Executive Vice President of Apogee, with oversight responsibility for Apogee’s AutoGlass business segment, which includes the operation of Harmon. The Employee hereby agrees to perform the job duties of President of Harmon and Executive Vice President of Apogee and such other duties and functions as may be reasonably determined and assigned to him from time-to-time. Subject to the terms and conditions herein provided, during the term of the Employee’s employment pursuant to this Agreement, the Employee shall devote his full time and attention during normal business hours first and primarily to the business and affairs of Harmon and secondarily to the oversight of the AutoGlass business segment and Apogee’s discontinued curtainwall operations in Europe. The Employee shall comply with Apogee’s and Harmon’s procedures and policies, including, but not limited to, Apogee’s Code of Business Conduct as amended from time-to-time.

3. Compensation and Employee Benefits.

3.01. Base Salary. As base compensation for all services to be rendered by the Employee under this Agreement during the term of the Employee’s employment pursuant to this Agreement, the Employer shall pay to the Employee an annual base salary of three hundred thirteen thousand three hundred dollars ($313,300.00). The Employee’s annual base salary shall be paid in accordance with the Employer’s normal payroll procedures and policies, as such procedures and policies may be modified from time-to-time, and the Employee shall be eligible for annual salary increases consistent with such procedures and policies.

3.02. Participation in Benefit Plans. During the term of this Agreement, and provided the Employee is employed by the Employer, and except as otherwise provided in this Agreement, the Employee shall be entitled to participate in all employee benefit plans or programs of the Employer to the extent that his position, title, tenure, salary, age, health, and other qualifications make him eligible to participate. The Employer does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and the Employee’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.

3.03. Stock Options. During the term of this Agreement, and provided the Employee is employed by Apogee and that Russell Huffer is the Chairman or the Chief Executive Officer of Apogee, Mr. Huffer will annually recommend to the Compensation Committee of the Board of Directors of Apogee (the “Compensation Committee”) that the Employee be granted a stock option to purchase a number of shares of Apogee Common Stock comparable to the number of shares for which other Executive Vice Presidents of Apogee are being recommended. Such options will have exercise prices equal to the fair market value of such stock as defined in the Apogee Enterprises, Inc. 2002 Omnibus Stock Incentive Plan, or such other applicable plan as may be in effect from time-to-time (the “Stock Incentive Plan”) at the time of each grant. Each grant provided for in this Section 3.03 will be subject to the terms and conditions of a stock option agreement and the terms of the Stock Incentive Plan.

3.04. Partnership Plan. During the term of this Agreement, and provided the Employee is employed by Apogee and that Russell Huffer is the Chairman or the Chief Executive Officer of Apogee, Mr. Huffer will annually recommend to the Compensation Committee that the Employee remain a participant in the Amended and Restated 1987 Apogee Enterprises, Inc. Partnership Plan (as amended to date, the “Partnership Plan”).

3.05. Supplemental Executive Retirement Plan. During the term of this Agreement, and provided the Employee is employed by Apogee and that Russell Huffer is the Chairman or the Chief Executive Officer of Apogee, Mr. Huffer will annually recommend to the Compensation Committee that the Employee remain a participant in the Apogee Enterprises, Inc. Supplemental Executive Retirement Plan (the “SERP”).

3.06. Severance Agreement. During the term of this Agreement, and provided the Employee is employed by Apogee and that Russell Huffer is the Chairman or the Chief Executive Officer of Apogee, Mr. Huffer will recommend to Apogee’s Board of Directors that the Severance Agreement made as of January 29, 1999, and, as subsequently amended (the

“Severance Agreement”), between Apogee and the Employee not be terminated pursuant to the provisions of Section 1 of the Severance Agreement. All other provisions of the Severance Agreement are unaffected by the provisions of this Agreement.

3.07. Apogee Executive Incentive Plan Bonus for Fiscal Year 2003. The financial portion of the Employee’s fiscal year 2003 bonus pursuant to the Apogee Executive Incentive Plan shall be calculated based solely on Apogee’s consolidated results of operations for fiscal year 2003. The non-financial portion of the Employee’s fiscal year 2003 bonus pursuant to the Apogee Corporate Profit Incentive Plan shall be determined solely based upon achievement of goals related to Apogee’s AutoGlass business segment, as agreed between Apogee and the Employee. In all respects, the Employee’s rights and obligations with respect to the Employee’s fiscal year 2003 bonus shall be determined in accordance with the terms and conditions of the Apogee Executive Incentive Plan as may be in effect from time-to-time.

3.08. Bonus for Fiscal Year 2003 for Managing Discontinued Operations. The Employee shall be eligible for a special bonus for fiscal year 2003 for his oversight of Apogee’s discontinued curtainwall operations in Europe as previously agreed between Apogee and the Employee. In all respects, the Employee’s rights and obligations with respect to the special bonus for fiscal year 2003 for his oversight of Apogee’s discontinued curtain-wall operations in Europe shall be determined in accordance with the terms and conditions of the Apogee Executive Incentive Plan as may be in effect from time-to-time.

3.09. Apogee Executive Incentive Plan Bonus for Fiscal Years 2004 and 2005. The Employee’s fiscal year 2004 bonus and fiscal year 2005 bonus pursuant to the Apogee Executive Incentive Plan shall be calculated using the same percentage target and maximum as are utilized for other Apogee Executive Vice Presidents, and the financial and non-financial parameters thereof will be determined consistent with the manner in which such bonus parameters are determined for other Apogee business unit Presidents. In all respects, the Employee’s rights and obligations with respect to the Employee’s fiscal year 2004 and fiscal year 2005 bonus shall be determined in accordance with the terms and conditions of the Apogee Executive Incentive Plan as may be in effect from time-to-time.

3.10. Bonus for Fiscal Year 2004 for Managing Discontinued Operations. No later than April 30, 2003, the Compensation Committee, in consultation with Apogee’s Chief Executive Officer, will determine whether the Employee shall be eligible for a special bonus for fiscal year 2004 for his oversight of Apogee’s discontinued curtainwall operations in Europe based upon the level of unresolved matters in France as of the end of fiscal year 2003. In all respects, the Employee’s rights and obligations with respect to any special bonus for fiscal year 2004 for his oversight of Apogee’s discontinued curtain-wall operations in Europe shall be determined in accordance with the terms and conditions of the Apogee Executive Incentive Plan as may be in effect from time-to-time.

3.11. Tax Withholding. The Employer may withhold from any compensation or benefits payable to the Employee under this Agreement all federal, state, city, or other taxes as shall be required pursuant to applicable laws and/or regulations.

4. Early Termination.

4.01. Termination for Cause. The Employer may terminate the Employee’s employment under this Agreement for “Cause,” as hereinafter defined, without notice and without further obligation of any kind to the Employee under any provision of this Agreement, except for the Employee’s base salary and other benefits earned prior to such termination. All rights and benefits, if any, under any employee benefit plans of the Employer applicable to the Employee shall be determined and provided only in accordance with the express written terms and conditions of such employee benefit plans. For purposes of this Agreement, “Cause” shall mean:

(a)	Any fraud, misappropriation, or embezzlement by the Employee in connection with the business of the Employer, or any of its related companies;

(b)	Any conviction of or nolo contendere plea to a felony by the Employee that has or can reasonably be expected to have a demonstrably and materially detrimental effect on the Employer, or any of its related companies;

(c)	Any conviction of or nolo contendere plea to a gross misdemeanor by the Employee that has or can reasonably be expected to have a demonstrably and materially detrimental effect on the Employer, or any of its related companies;

(d)	Any gross neglect or willful and persistent neglect by the Employee substantially to perform the duties assigned to him hereunder and which results, in either case, in material harm to the Employer, provided that the Employee shall first have received a written notice from the Employer which sets forth in reasonable detail the manner in which the Employee has grossly or willfully and persistently neglected his duties and the Employee shall have a period of thirty (30) days to cure the same so long as the Employee is diligently seeking to cure the same, but the Employer shall not be required to give written notice of, nor shall the Employee have a period to cure, the same gross neglect or willful and persistent neglect of which the Employer has previously given written notice to the Employee hereunder and which the Employee has previously cured;

(e)

Any material failure by the Employee to comply with Apogee’s and Harmon’s procedures and policies, including, but not limited to, Apogee’s Code of Business Conduct as amended from time-to-time, provided that any failure to comply with Apogee’s Insider Trading Policy shall be deemed “material” for purposes of this Section 4.01(e);

(f)	The Employee’s breach of any contractual obligation owed to the Employer under the terms of this Agreement or any other agreement between the Employee and the Employer provided the Employee shall first have received a written notice from the Employer which sets forth in reasonable detail the manner in which the Employee has breached a contractual obligation owed to the Employer and the Employee shall have a period of thirty (30) days to cure the same so long as the Employee is diligently seeking to cure the same, but the Employer shall not be required to give written notice of, nor shall the Employee have a period to cure the same contractual breach which the Employer has previously given written notice to the Employee hereunder and which the Employee has previously cured; or

(g)	The willful engaging by the Employee in conduct that is demonstrably and materially injurious to the financial condition or business reputation of the Employer.

4.02. Death or Disability. The term of the Employee’s employment under this Agreement shall automatically terminate in the event of the Employee’s death. In the event the Employee becomes mentally or physically disabled during the term of employment under this Agreement, his employment under this Agreement shall terminate as of the date such disability is established. For purposes of this Agreement, “disabled” means suffering from any mental or physical condition, other than the use of alcohol or illegal use of narcotics, which results in the Employee’s inability to perform the essential functions of the Employee’s positions under this Agreement, with or without reasonable accommodations, provided the Employee has exhausted the Employee’s entitlement to any applicable leave.

In the event the Employee’s employment under this Agreement is terminated due to the Employee’s death or disability, no further payments or benefits shall be required to be paid or provided by the Employer to the Employee under any provision of this Agreement, except for the Employee’s base salary and other benefits earned prior to such termination. All rights and benefits, if any, under any employee benefit plans of the Employer applicable to the Employee shall be determined and provided only in accordance with the express written terms and conditions of such employee benefit plans.

4.03. Voluntary Resignation. The Employee may resign his employment under this Agreement at any time without “Good Reason,” as defined in Section 4.05 below. If the Employee voluntarily resigns his employment under this Agreement without Good Reason, no further payments or benefits shall be required to be paid or provided by the Employer to the Employee under any provision of this Agreement, except for the Employee’s base salary and other benefits earned prior to such resignation. All rights and benefits, if any, under any employee benefit plans of the Employer applicable to the Employee shall be determined and provided only in accordance with the express written terms and conditions of such employee benefit plans.

4.04. Termination Without Cause. The Employer may terminate the Employee’s employment under this Agreement without “Cause,” as defined in Section 4.01 above. If the Employer terminates the Employee’s employment under this Agreement without Cause, as defined in Section 4.01 above, the Employer shall:

(a)	Continue to pay to the Employee his then-current base salary, in accordance with the Employer’s normal payroll procedures and policies, as such procedures and policies may be modified from time-to-time, until July 17, 2004;

(b)	Pay to the Employee an amount equal to fifty-two (52) weeks of the Employee’s then-current base salary in one (1) lump sum within thirty (30) days of the effective date of the termination of the Employee’s employment under this Agreement;

(c)	Provided the Employee, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), timely elects to continue group medical and dental insurance for himself and his dependants, the Employer shall pay the cost of such insurance directly to the applicable insurance carrier(s) for a period of twelve (12) months following the effective date of the termination of the Employee’s employment under this Agreement. If, however, the Employee obtains employment with another employer at any time during the initial twelve (12) month period following the effective date of the termination of his employment under this Agreement and provided the Employee becomes eligible for group medical and dental insurance for himself and his dependants, the Employer’s obligation hereunder to make payments for any and all such continuation coverage shall cease. After the initial twelve (12) month period following the effective date of the termination of the Employee’s employment under this Agreement, and for the remaining period of time provided by COBRA, the Employee shall be responsible for full payment of the cost to continue medical and dental insurance for himself and his dependants;

(d)

The Employer shall provide the Employee with outplacement assistance through a provider to be mutually agreed upon by the Employer and the Employee. The maximum amount the Employer shall pay for outplacement assistance is ten thousand dollars ($10,000.00), and any and all payments for outplacement assistance shall be made by the Employer directly to the provider following the Employer’s receipt of appropriate documentation; and

(e)	To the extent not previously provided to the Employee, the Employer shall be subject to the same obligations (and rights) as set forth in Sections 5.02(a) through (c) hereof. For purposes of this Section 4.04(e) only, “Commencement Date”, as used in Sections 5.02(a) and (c), shall mean the effective date of the Employee’s termination without Cause.

4.05. Resignation for Good Reason. The Employee may resign his employment with the Employer for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Employer, without the Employee’s express written consent:

(a)	Materially adversely changes the Employee’s status such that he is no longer treated as an executive employee of the Employer in all material respects;

(b)	Materially reduces the benefits provided to the Employee in the aggregate under all benefit plans and/or programs of the Employer in which he is currently participating, other than any reductions that would effect all employees similarly situated in a non-discriminatory manner;

(c)	Requires the Employee to relocate his principal corporate office more than fifty (50) miles outside the greater metropolitan Twin Cities area; or

(d)	Materially breaches its obligations under this Agreement, provided that the Employer shall have first received written notice from the Employee which sets forth in reasonable detail the manner in which the Employer has materially breached this Agreement, and the Employer shall have a period of thirty (30) days to cure the same so long as the Employer is diligently seeking to cure the same.

If the Employee resigns his employment with the Employer for Good Reason, the Employer shall be subject to the same obligations (and rights) as set forth in Sections 4.04(a) through (e) hereof. For purposes of this Section 4.05 only, “Commencement Date”, as used in Section 5.02(a) and (c), shall mean the effective date of the Employee’s resignation for Good Reason.

5. Arrangements Following the Commencement Date.

5.01. Termination of the Obligations of the Original Parties to this Agreement. Effective as of the Commencement Date (as defined below), the Employee’s employment with Apogee will automatically terminate and, other than as set forth in Section 5.02 below, no original party hereto will have any further obligations to any other original party hereto. Any such termination of the Employee’s employment with Apogee shall not be deemed a termination without Cause, and Apogee shall not be subject to the obligations set forth in Sections 4.04(a) through (e) hereof. Effective as of the Commencement Date (as defined below), the Employee consents to the assignment of this Agreement to the entity or business operating the business subject to the Triggering Event (as defined below), and, effective as of the Commencement Date (as defined below), the Employee further consents to become an employee of the entity or business operating the business subject to the Triggering Event (as defined below).

5.02. Payments and Benefits the Employee Shall Be Entitled to Receive. If, during the term of this Agreement, Apogee and a third party (the “Corporate Partner”) enter into a definitive agreement or agreements which would result in a “Triggering Event” (as defined below), and the Employee remains employed by Apogee through the effective date of the Triggering Event (the “Commencement Date”), then the Employee shall be entitled to receive the following payments and benefits:

(a)	All options to purchase Apogee Common Stock granted to the Employee under any Apogee Stock Option Agreement prior to the Commencement Date shall be treated as follows:

(i)	options that have vested by their terms prior to such date shall be governed by the terms of the applicable Option Agreement; and

(ii)	options that have not vested by their terms prior to such date shall terminate on such date, and the Employee shall be paid in cash, in one (1) lump sum payable within thirty (30) days after the Commencement Date, an amount equal to the difference between the Formula Price (as defined below) as of the Commencement Date and the weighted average exercise price for all shares subject to such options, multiplied by the number of such shares, less any income or other tax withholdings required to be made by Apogee in connection with such payment;

(b)	The “Pool A” shares allocated to the Employee under the Partnership Plan are all vested by their terms and shall be governed by the terms of the Partnership Plan;

(c)	The “Pool B” shares allocated to the Employee under the Partnership Plan shall be treated as follows;

(i)	“Pool B” shares that have vested by their terms prior to such date shall be governed by the terms of the applicable Restricted Stock Agreement and the Partnership Plan; and

(ii)	“Pool B” shares that have not vested by their terms prior to such date shall be deemed forfeited on such date under the terms of the Partnership Plan, and the Employee shall be paid in cash, in one (1) lump sum payable within thirty (30) days after the Commencement Date, an amount equal to the net present value of the aggregate of (x) the Formula Price as of the Commencement Date, discounted from the date on which each such Pool B share would have vested (the “Foregone Vesting Date”) in accordance with standard financial practice using the Discount Rate (as defined below), multiplied by (y) the number of such “Pool B” shares so discounted on each such Foregone Vesting Date, less any income or other tax withholdings required to be made by Apogee in connection with such payment;

(d)	In all respects, the Employee’s rights and obligations with respect to the SERP shall be determined in accordance with the terms and conditions of the SERP then in effect;

(e)	In all respects, the Employee’s rights and obligations with respect to Apogee’s Restoration Plan (the “Restoration Plan”) shall be determined in accordance with the terms and conditions of the Restoration Plan then in effect;

(f)	A pro-rated portion of any bonuses based on operations of Apogee the Employee would have received had he remained employed with Apogee throughout the fiscal year in which a Triggering Event occurs, based upon the number of days the Employee was employed by Apogee during the applicable fiscal year and assuming the same levels of performance by the Employee and the Apogee businesses on which his bonuses are based throughout the fiscal year; and

(g)	If, as of the Commencement Date, the Employee does not become an employee of the entity or business operating the business subject to the Triggering Event, the Employee shall be entitled to receive the payments and benefits set forth in Sections 4.04(a) through (d) hereof.

As used in this Agreement, “Triggering Event” shall mean the consummation of any sale, exchange, or transfer of all, or substantially all, of the assets and business constituting the AutoGlass business segment of Apogee, as currently constituted (i.e., the automobile windshield manufacturing business of Apogee’s wholly owned subsidiary, Viracon/Curvlite, Inc., Apogee’s thirty four percent (34%) equity interest in the automobile windshield distribution business of PPG AutoGlass LLC, and the automobile windshield repair and replacement business of Apogee’s wholly owned subsidiary, Harmon Glass Company).

As used in this Agreement, “Formula Price” shall mean the average closing price of one share of Apogee Common Stock, as reported on the Nasdaq National Market for the twenty (20) business days immediately preceding the effective date of the termination of the Employee’s employment under this Agreement.

As used in this Agreement, “Discount Rate” shall equal one hundred and twenty percent (120%) of the applicable Federal rate (determined under section 1274(d) of the Internal Revenue Code, as amended), computed semi-annually.

5.03. Condition to Closing of the Triggering Event. Apogee agrees that it shall be a condition to the closing of the Triggering Event that the Corporate Partner (or other appropriate entity operating the business subject to the Triggering Event) covenant to assume all of the remaining rights and obligations of Apogee under this Agreement through the term of this Agreement, effective as of the Commencement Date, for the benefit of the Employee. The Employee further agrees that, upon such assumption by the Corporate Partner (or such other appropriate entity), the obligations of Apogee under this Agreement (except for the Employee’s base salary and other benefits earned prior to the Commencement Date) shall immediately cease and be of no further force or effect.

6. Assignments. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors (by purchase, merger, consolidation or otherwise) and assigns. This Agreement shall also be binding upon and inure to the benefit of the Employee and his heirs and representatives. The Employee may not assign this Agreement or any rights hereunder. Any purported or attempted assignment or transfer by the Employee of this Agreement or any of the Employee’s duties, responsibilities, or obligations hereunder shall be void.

7. Governing Law; Choice of Forum. The validity, interpretation, construction, performance, enforcement, and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive law of the State of Minnesota (without regard to the conflict of laws, rules, or statutes of any jurisdiction) and, any and every other legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

8. Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from the Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

9. Jointly Drafted. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10. Attorneys’ Fees. Apogee shall reimburse the Employee for reasonable attorneys’ fees actually incurred by him for legal counsel in connection with the negotiation of this Agreement in an amount not to exceed ten thousand dollars ($10,000.00) upon submission of appropriate documentation.

11. Entire Agreement. This Agreement sets forth the entire agreement between the Employer and the Employee with respect to his employment, and there are no undertakings, covenants, or commitments other than as set forth herein; provided that this Agreement shall not supercede or limit in any way the parties’ rights under the Severance Agreement or any benefit plan, program, or arrangements in accordance with their terms, except as otherwise set forth herein. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced. This Agreement supersedes any and all prior understandings or agreements between the parties.

12. Waivers. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law.

13. Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first written above.

Dated: October 23, 2003, 2002	/s/ Joseph T. Deckman

Joseph T. Deckman

Dated: October 21, 2002	APOGEE ENTERPRISES, INC.

	By:	/s/ Russell Huffer

Russell Huffer Its Chief Executive Officer and President

Exhibit B

APOGEE ENTERPRISES, INC.

Executive Incentive Plan FY04

Joe Deckman

EVP, Apogee

President Harmon AutoGlass

TOTAL BONUS POTENTIAL: TARGET – 81%; MAXIMUM – 106%

FINANCIAL GOALS: Total – 48.6% (60% of Total Bonus Target); Maximum – 73.6%

HARMON AUTOGLASS (66 2/3%)

	FY03 Actual	FY04
		Threshold	Target	Maximum
Internal EBT $ (MM)	($4.912)	$0.846	$3.850	$4.346
Bonus %	N/A	16.2%	32.4%	49.07%

APOGEE (33 1/3%)
	FY03 Actual	FY04
		Threshold	Target	Maximum
EPS from Continuing Ops	$0.93	$0.65	$0.80	$0.95
Bonus %	N/A	8.1%	16.2%	24.53%

•	In general, financial thresholds (both Harmon AutoGlass and Apogee) must be achieved for any incentive payout.

•	If Apogee does not achieve its target of $0.80 per share from continuing operations, the total executive incentive pool will be reduced proportionately.

•	Management discretion will be used in case of exceptional mitigating circumstances.

•	Total bonus can exceed maximum only if all of the above exceed industry best and Apogee long-term goals.

BUSINESS GOALS: Bonus Potential – 32.4% (40% of Total Bonus Target)

Percent Achieved	Percent Weighting
______	10%	1. Six Sigma
		$1.872 million savings
		End of Year Assessment:

______	10%	2. Growth Above Industry Metrics

Estimated Target Ceiling: 27%

Estimated Target Floor: 10%

Basis: PPG’s growth estimates of aftermarket windshield units installed. Should the PPG numbers not be available, a possible alternative source would be Frost & Sullivan.

		End of Year Assessment:

Executive Incentive Plan FY04

Joe Deckman

______	10%	3. Growth Activity
		• Marketing competencies • Marketing measures • 5 items • Business Unit specific • Customer visits • Marketing strategies for when economy rebounds
		End of Year Assessment:

______	10%	4. Diversity
		• Training/Education of all Exempt Managers and Supervisors • Recruiting • Promotion Policy review • Advertising and promotional materials
		End of Year Assessment:

______	40%	Totals as a Percent of Total Target Bonus

POTENTIAL REDUCTIONS

Reduction Percent
______	1. Safety
a. Achieve an AIR of less than 8.0. b. Score at least 80% on the safety audit conducted in the 4th quarter of FY04
End of Year Assessment:

______	2. Code of Conduct recertification
Recertify 100% of all individuals as evidenced by receipt of signed cards in their files.
End of Year Assessment:

______	3. Financial/HR internal control policies
Completion of required Financial/HR internal control policies
End of Year Assessment:

______	Total Reductions (maximum of 25%)

Executive Incentive Plan FY04

Joe Deckman

SUCCESS BONUS: Bonus Potential – $200,000

If Apogee and a Corporate Partner enter into an agreement that results in a joint venture that includes Curvlite, Apogee’s interest in PPG LLC, and Harmon AutoGlass, and you remain employed by Apogee through the date that the joint venture begins operations, then Apogee will pay a success bonus based on the valuation of the businesses transferred to the joint venture according to the following calculation:

•	If the businesses are valued at $100 million or less, the success bonus will be $50,000

•	If the businesses are valued above $100 million, the success bonus will be $50,000 plus an additional $10,000 for each $1.333 million that the businesses are valued above $100 million up to a maximum success bonus of $200,000.